Exhibit No. 99

[Regis Corporation Letterhead]

September 6, 2016

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Attention: Filing Desk

Re:	Regis Corporation
File No. 001-12725

Ladies and Gentlemen:

On behalf of Regis Corporation (the “Company”), I hereby transmit for filing, pursuant to the Electronic Data Gathering, Analysis and Retrieval System, the definitive notice, proxy statement and form of proxy with respect to the Annual Meeting of Shareholders of the Company proposed to be held on October 18, 2016, together with a copy of the cover page. There is no filing fee required for this filing.

Copies of the definitive proxy materials are expected to be released to shareholders commencing on or about September 6, 2016.

The proxy statement includes proposals to approve the Company’s 2016 Long Term Incentive Plan and amend and restate the Company’s 1991 Contributory Stock Purchase Plan (together, the “Plans”). A copy of each Plan is attached as an appendix to the proxy statement. In addition, pursuant to Instruction 5 to Item 10(b)(2) of Schedule 14A (Rule 14a-101), a Registration Statement on Form S-8 under the Securities Act of 1933, registering the additional shares of the Company’s Common Stock subject to the Plans, will be filed with the Securities and Exchange Commission promptly following shareholder approval thereof.

Very truly yours,

/s/ Jen Randolph Reise

Jen Randolph Reise
AVP, Corporate Compliance and Assistant
Corporate Secretary